Exhibit 99.1

Kopin Corporation Regains Compliance with Nasdaq Minimum Bid Price Requirement

WESTBOROUGH, MA, August 12, 2024 – Kopin Corporation (Nasdaq: KOPN), a leading provider of application-specific optical solutions and high-performance microdisplays for defense, enterprise, consumer, and medical products, today announced that it has received a letter from The Nasdaq Stock Market (“Nasdaq”) informing that Kopin Corporation (Kopin) has regained compliance with Nasdaq’s minimum bid price for continued listing on the Nasdaq Capital Market set forth in Nasdaq Listing Rule 5550(a)(2) (“Minimum Bid Price Requirement”).

According to the Nasdaq’s letter, Nasdaq had determined that for 10 consecutive business days, the closing bid price of the Kopin’s common stock had been at $1.00 per share or greater. Accordingly, Kopin has regained compliance with the Minimum Bid Price Requirement.

About Kopin

Kopin Corporation is a leading developer and provider of high-performance application-specific optical solutions consisting of high-resolution microdisplays, microdisplays subassemblies and related components for defense, enterprise, industrial, and consumer products. Our products are used for soldier, avionic, armored vehicle, and training & simulation defense applications; industrial, public safety and medical headsets; 3D optical inspection systems; and consumer augmented reality (“AR”) and virtual reality (“VR”) wearable headsets systems. For more information, please visit Kopin’s website at www.kopin.com

Contact Information

For Investor Relations

Kopin Corporation

Richard Sneider, 508-870-5959

Treasurer and Chief Financial Officer

rsneider@kopin.com

MZ Contact

Brian M. Prenoveau, CFA

MZ Group – MZ North America

KOPN@mzgroup.us

+561 489 5315